Exhibit 10.3

FORM OF CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) is made and entered into by and between Clear Channel Outdoor Holdings, Inc. (the “Company”) and Brian Coleman or his personal service company of which Brian Coleman shall be the sole service provider for the duration of the Term (as defined below) (“Consultant”) as of March 1, 2024 (the “Effective Date”). The Company and Consultant are sometimes referred to in this Agreement collectively as the “Parties,” and each individually as a “Party.”

WHEREAS, the Company wishes to engage Consultant to provide certain consulting services to the Company, and Consultant wishes to provide such services, and the Company and Consultant wish to memorialize the terms and conditions of such consulting relationship.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Term. The term of Consultant’s engagement under this Agreement shall be for the period beginning on the Effective Date and ending on April 15, 2025, unless earlier terminated pursuant to Section 6 (the “Term”). The date on which Consultant’s engagement under this Agreement terminates is referred to herein as the “Termination Date.”

2. Consulting Services. During the Term, Consultant shall provide such consulting services (the “Consulting Services”) as may be reasonably requested of Consultant from time to time by the Company’s Chief Executive Officer, but in no event shall such services exceed, on average, 20 hours per week. As an independent contractor, Consultant is free to provide services to other entities during the Term as long as Consultant does not violate any of the terms of this Agreement or any agreement between the Company and Consultant with respect to any non-disclosure, confidentiality, non-competition or non-solicitation covenant, including, without limitation, Sections 4, 5, 6 and 7 of the Second Amended and Restated Employment Agreement between the Company and Consultant, dated as of December 19, 2023 (the “Employment Agreement”). Consultant agrees to attend such meetings as the Company may reasonably request for proper communication of Consultant’s advice and consultation. Consultant shall coordinate the furnishing of Consultant’s services pursuant to this Agreement with the Company in such a way as to generally conform to the business schedules of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s services hereunder shall be within the sole control of Consultant. During the Term, the Company shall provide Consultant with reasonable assistance necessary to provide the Consulting Services, including access to office space, Company systems and networks, materials and support staff, and cooperation necessary or convenient to facilitate the Consulting Services, including Consultant’s retention of any Company equipment that was issued to Consultant prior to the Effective Date; provided that, any Company equipment in Consultant’s possession must be returned to the Company upon termination of the Term.

3. Consulting Fee. As consideration for the Consulting Services, during the Term, the Company shall pay Consultant a fee at the rate of $29,000 per month (the “Consulting Fee”), to be paid in accordance with the Company’s normal accounts payable procedures, payable in arrears not to exceed thirty (30) days and prorated for any partial month of service. Consultant acknowledges and agrees that (a) the Company is not required to withhold federal or state income, gross receipts, or similar taxes from the Consulting Fee paid to Consultant hereunder or to otherwise comply with any state or federal law concerning the collection of income, gross receipts, or similar taxes at the source of payment of wages, (b) the Company is not required under the Federal Unemployment Tax Act or the Federal Insurance Contribution Act to pay or withhold taxes for unemployment compensation or for social security on behalf of Consultant with respect to the Consulting Fee, and (c) the Company is not required under the laws of any state to obtain workers’ compensation insurance or to make state unemployment compensation contributions on behalf of Consultant.

4. Equity Awards. Notwithstanding anything to the contrary set forth in any equity award agreements between the Company and Consultant (except in circumstances where treatment more favorable to Consultant is provided in any such equity award agreement), (x) any unvested Company equity awards granted prior to April 1, 2023 shall vest in full on the Termination Date; (y) any unvested time-vesting equity awards granted after April 1, 2023 which are scheduled to vest within the twelve (12) month period following the Termination Date shall vest in full on the Termination Date pursuant to this Section 4; and (z) any outstanding and unvested performance stock units granted after April 1, 2023 will vest as follows: (i) one-third (1/3) of the target number of shares underlying the performance stock units are eligible to vest if the Termination Date is before the date which is two (2) years prior to the Vesting Date (as defined in the applicable award agreement), (ii) two-thirds (2/3) of the target number of shares underlying the performance stock units are eligible to vest if the Termination Date is on or after the date which is two (2) years prior to the Vesting Date but before the date which is one (1) year prior to the Vesting Date, and (iii) one hundred percent (100%) of the target number of shares underlying the performance stock units are eligible to vest if the Termination Date is on or after the date which is one (1) year prior to the Vesting Date. The portion of the performance stock units eligible to vest pursuant to this Section 4 will remain outstanding and eligible to be earned at the end of the applicable performance period based on the relative total shareholder return performance (or other applicable performance metric) as outlined in the applicable award agreement and, if earned, will then be distributed to Consultant within sixty (60) days. For the avoidance of doubt, Consultant’s Company equity awards shall remain outstanding and eligible to vest pursuant to the terms of the applicable award agreement and the Company’s 2012 Second Amended and Restated Stock Incentive Plan during the Term.

5. Expense Reimbursement. The Company shall reimburse Consultant for all reasonable and documented out-of-pocket expenses actually incurred by Consultant in the performance of the Consulting Services hereunder. Consultant shall itemize, and provide proper supporting documentation for, the expenses for which Consultant seeks reimbursement in accordance with Company policy as in effect from time to time. The Company shall provide the reimbursement for such properly incurred and invoiced expenses in accordance with Company policy as in effect from time to time.

6. Termination.

(a)

If the Term is terminated by the Company for any reason other than as set forth in the next sentence, Consultant shall receive a lump sum cash payment equal to the aggregate Consulting Fee in respect of the portion of the Term that has not yet lapsed as of such Termination Date, to be paid within 30 days following such Termination Date, subject to Consultant’s execution of a release of claims in the form satisfactory to the Company in connection with such termination. In the event of a material breach by Consultant of (a) Consultant’s obligations under this Agreement that, if capable of remedy, is not remedied within ten (10) days of written notice from the Company specifying the nature of such breach, or (b) Sections 4, 5, 6 or 7 of the Employment Agreement, the Company may terminate the Term without prior notice, and the Company’s only obligation to Consultant will be payment of any Consulting Fee accrued but unpaid through such Termination Date.

(b)

Consultant may terminate this Agreement for any reason upon sixty (60) days’ prior written notice to the Company. Upon a termination by Consultant for any reason, the Company’s only obligation to Consultant will be payment of any Consulting Fee accrued but unpaid through such Termination Date and to provide the equity award treatment described in Section 4.

7. Independent Contractor. At all times during the Term, Consultant shall be an independent contractor of the Company. In no event shall Consultant be deemed to be an employee of the Company or any of its affiliates, and Consultant shall not at any time be entitled to any employment rights or benefits from the Company or any of its affiliates be deemed to be an agent of the Company or any of its affiliates or have any power to bind or commit the Company or any of its affiliates or otherwise act on their behalf. Consultant acknowledges and agrees that, as a non-employee, Consultant is not eligible for any benefits sponsored by the Company or any of its affiliates. Consultant shall not at any time communicate or represent to any third party, or cause or knowingly permit any third-party to assume, that in performing the Consulting Services hereunder, Consultant is an employee, agent or other representative of the Company or any of its affiliates or has any authority to bind the Company or its affiliates or act on behalf of the Company or its affiliates. Consultant acknowledges and agrees that Consultant shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Consultant pursuant to this Agreement and shall indemnify and hold harmless the Company and its affiliates, and the foregoing entities’ respective representatives for all claims, damages, costs and liabilities arising from Consultant’s failure to do so. It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

8. Indemnification. The Company shall defend and indemnify Consultant for acts committed in the course and scope of Consultant’s service and shall provide coverage to Consultant under the Company’s D&O insurance policy during the Term (x) to the same extent such coverage would have applied to Consultant as an officer of the Company, and (y) to the fullest extent permitted by law. The Consultant shall indemnify the Company for claims of any type concerning Consultant’s conduct outside the scope of service, or the breach by Consultant of this Agreement.

9. Governing Law. This Agreement shall be governed by the laws of the State of Texas and Employee expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

10. Entire Agreement. This Agreement constitutes the entire and final agreement between the Parties with respect to the subject matters hereof; provided, however, that nothing herein supersedes or replaces any agreement between Consultant and the Company or any of its affiliates with respect to any non-disclosure, confidentiality, non-competition or non-solicitation covenant, including, without limitation, Sections 4, 5, 6 and 7 of the Employment Agreement, as all such agreements will remain in full force and effect.

11. Waiver. Any waiver of a provision of this Agreement shall be effective only if it is in a writing signed by the Party entitled to enforce such term and against which such waiver is to be asserted. No delay or omission on the part of either Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor shall any single or partial exercise of any right or privilege preclude any other or further exercise thereof or the exercise of any other right or privilege under this Agreement.

12. Assignments; Successors. This Agreement is personal to Consultant and, as such, may not be assigned by Consultant. The Company may assign this Agreement without Consultant’s consent to any affiliate of the Company and to any successor to or acquirer of (whether by merger, consolidation, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company. Subject to the preceding sentences, this Agreement shall apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties.

13. Notices. All notices, requests, demands, claims and other communications permitted or required to be given hereunder must be in writing and shall be deemed duly given and received (a) if personally delivered, when so delivered, (b) if mailed, three business days following the date deposited in the U.S. mail, certified or registered mail, return receipt requested, (c) if sent by e-mail or other form of electronic communication, once transmitted and the confirmation is received, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

If to Consultant, at Consultant’s last residence shown on the records of the Company.

If to the Company, addressed to:

Clear Channel Outdoor Holdings, Inc.

4830 North Loop 1604 West

Suite 111

San Antonio, Texas 78249

Attn: Legal Department

14. Certain Construction Rules. The Section headings contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months or years shall be deemed references to calendar days, months or years and (b) any reference to a “Section” shall be deemed to refer to a section of this Agreement. The words “hereof”, “herein”, and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive, and the term “including” shall not be deemed to limit the language preceding such term.

15. Execution of Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile or e-mail shall be deemed to be their original signatures for all purposes.

16. Code Section 409A. Notwithstanding anything to the contrary contained herein, this Agreement and the payments hereunder are intended to satisfy or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder (collectively, “Section 409A”). Accordingly, all provisions herein, or incorporated by reference herein, shall be construed and interpreted to satisfy or be exempt from the requirements of Section 409A. Specifically, is the intention of the parties that the Consulting Services performed hereunder shall not exceed 50% of the average level of services performed by Consultant for the Company and any of its subsidiaries or affiliates over the preceding 36-month period. For the avoidance of doubt, it is the intention of the parties that Consultant’s “separation from service” (as that term is defined in Treasury Regulation § 1.409A-1(h)) shall occur on the Effective Date. Further, for purposes of Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Any reimbursement or in-kind benefit provided under this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the calendar year in which the expense is incurred, and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. In addition, the provisions of Section 18 of the Employment Agreement are incorporated herein by reference.

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SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Consulting Agreement on this ____ day of ______, 2024, effective for all purposes as provided above.

CONSULTANT

Brian Coleman

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:

Name:

Title:

SIGNATURE PAGE TO

CONSULTING AGREEMENT

Exhibit A

General Release of Claims

[Attached]

RELEASE OF CLAIMS

This RELEASE OF CLAIMS (this “Agreement”) is made on [__________] to be effective as of the Effective Date (as defined herein), by and between Brian Coleman (“Consultant”) and Clear Channel Outdoor Holdings, Inc. (the “Company”). Consultant and the Company are referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Consultant’s service to the Company will end as provided in the Consulting Agreement (as defined below) and this Agreement;

WHEREAS, Consultant is party to that certain Consulting Agreement with the Company, effective as of March 1, 2024 (the “Consulting Agreement”). Unless the context otherwise requires, capitalized terms shall have the meaning given to them in the Consulting Agreement; and

WHEREAS, the Parties desire to enter into this Agreement to memorialize the Parties’ rights and obligations with respect to the termination of Consultant’s service with the Company and to settle any claims which the Consultant has or may have in connection with his service or its termination or otherwise against the Company or any of its affiliates or its or their offices or employees including, in particular, any statutory complaints. The Parties intend for this Agreement to be an effective waiver of any such claims.

NOW, THEREFORE, the Parties agree as follows:

1. Consultancy End Date. Consultant’s service with the Company terminated on [_______] (the “Consultancy End Date”). As of the Consultancy End Date, Consultant shall no longer be a service provider of the Company and its affiliates, or hold any other position with the Company, and Consultant agrees not to hold himself out as a partner, member, director, officer, employee or service provider of, or as otherwise affiliated with, the Company or any of its affiliates (including on social media) after the Consultancy End Date. Consultant agrees to execute such documents promptly as may be requested by the Company to evidence Consultant’s termination of service. Consultant acknowledges and agrees that, with Consultant’s execution and effectuation of this Agreement, Consultant is waiving for all purposes any Claim (as defined below) for additional service-related compensation of any kind except as specifically set forth herein.

2. Consulting Fee. Provided that Consultant (a) executes this Agreement within 21 days of the Consultancy End Date, (b) effectuates and does not revoke this Agreement within seven calendar days of executing this Agreement, and (c) materially complies with this Agreement at all times, then Consultant shall be entitled to the payments and benefits set forth in the first sentence of Section 6(a) of the Consulting Agreement, subject to the terms of such section, in satisfaction of the Company’s obligations under the Consulting Agreement (the “Consulting Fee”). Subject to the conditions specified herein, payment of the Consulting Fee shall be paid in a lump sum cash payment within 30 days of the Consultancy End Date. Other than with respect to the Consulting Fee under this Agreement, the Consultant agrees that he shall not be eligible for any further payment from the Company or any affiliate relating to his service or its termination and, without limitation to the generality of the foregoing, he expressly waives any right or claim that he has or may have to payment of bonuses, any benefit or award program or grant of equity interest, or to any other benefit, payment or award he may have received had his service not terminated.

3. Release.

(a) For good and valuable consideration, including the Consulting Fee, Consultant knowingly and voluntarily (for Consultant and Consultant’s heirs, executors, administrators, beneficiaries, trustees, successors, and assigns) releases and forever discharges the Company and each of its respective parents, subsidiaries and affiliates, and each of their present, former and future direct or indirect owners, managers, directors, officers, employees, attorneys, agents, members, insurers, shareholders and representatives, and each of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law, contract, statute, equity or otherwise, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”) against the Released Parties that Consultant or any of Consultant’s heirs, executors, administrators or assigns, may have (i) from the beginning of time through the date upon which Consultant executes this Agreement; (ii) arising out of, or relating to, Consultant’s service with any Released Parties through the date upon which Consultant executes this Agreement; (iii) arising out of, or relating to, any agreement with any Released Parties, including, but not limited to, any other awards, policies, plans, programs or practices of the Released Parties that may apply to Consultant or in which Consultant may participate, including, but not limited to, any rights under bonus plans or programs of Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Released Parties; (iv) arising out of, or relating to, Consultant’s termination of service from any of the Released Parties; and/or (v) arising out of, or relating to, Consultant’s status as a service provider, member, officer, or director of any of the Released Parties, including, but not limited to, any allegation, claim or violation, arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act of 1988, as amended; the Consultant Retirement Income Security Act of 1974 (with respect to unvested benefits); the Fair Labor Standards Act; the Equal Pay Act, as amended; Section 1981 of U.S.C. Title 42; the Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act); the Sarbanes-Oxley Act of 2002, as amended; and the Texas Labor Code or their federal, state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, any doctrine of good faith and fair dealing, or under common law; or arising under any policies, practices or procedures of the Released Parties; or any Claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any Claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters. This is a general release that is intended to apply to all Claims Consultant may have against the Released Parties through the date Consultant executes this Agreement, except those Claims that cannot be waived pursuant to applicable laws.

(b) Consultant understands that Consultant may later discover Claims or facts that may be different than, or in addition to, those which Consultant now knows or believes to exist with regards to the subject matter of this Agreement and the releases in this Section, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Consultant’s decision to enter into it. Consultant hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(c) Nothing in this Section or this Agreement shall release or impair: (i) Consultant’s right to make Claims arising out of any acts or omissions of the Released Parties after the date Consultant executes this Agreement; (ii) any right that cannot be waived by private agreement under law (including the right to file any Claim for workers’ compensation or unemployment insurance); (iii) any Claim to vested benefits under the Company’s benefit, stock and/or equity plans; or (iv) any right to indemnification pursuant to Section 8 of the Consulting Agreement or the Company’s organizational documents; (v) any right to the Consulting Fee; or (vi) any Claim or right that Consultant may have under this Agreement.

Nothing in this Agreement is intended to prohibit or restrict Consultant’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, Securities and Exchange Commission, the Financial Industry Regulatory Authority, the National Labor Relations Board, the U.S. Department of Labor, the Occupational Safety and Health Commission, or any other local, state, or federal administrative body or government agency prohibiting waiver of such right (together “Government Agencies”); provided, however, that Consultant hereby waives the right to recover any monetary damages or other relief against any Released Parties excepting any benefit or remedy to which Consultant is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, nothing contained in this Agreement limits, restricts or in any way affects either Party’s right to (i) communicate with any Governmental Agency or any law enforcement authority or make other disclosures under the whistleblower provisions of any applicable law, rule or regulation or (ii) seek or receive any monetary damages, awards or other relief in connection with protected whistleblower activity.

(d) Consultant acknowledges, understands and agrees that Consultant has no knowledge of any actions or inactions by any of the Released Parties or by Consultant that Consultant believes constitutes a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.

(e) Consultant represents that Consultant has made no assignment or transfer of any right or Claim covered by this Section and that Consultant further agrees that Consultant is not aware of any such right or Claim covered by this Section.

(f) Consultant acknowledges and agrees that the releases set forth in this Section are an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement.

4. Cooperation; No Cooperation with Non-Governmental Third Parties. Consultant shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying the Company sufficiently in advance of such subpoena or court order to reasonably allow the Company an opportunity to object to the same. Consultant agrees to promptly notify the Company via email to Lynn Feldman (lynnfeldman@clearchannel.com) in the event of any requests for information or testimony that Consultant receives in connection with any of the foregoing.

5. Voluntary Agreement. Consultant has carefully read and fully understands all of the provisions of this Agreement and that Consultant is expressly waiving valuable rights. Consultant is entering into this Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration to which Consultant would not be entitled in the absence of executing and not revoking this Agreement.

6. Consultation; Consideration and Revocation Period.

(a) Consultant acknowledges that the Company has advised Consultant of Consultant’s right to consult with an attorney prior to executing this Agreement.

(b) Consultant acknowledges that Consultant has had 21 calendar days to consider this Agreement, although Consultant may sign it sooner. Consultant has seven calendar days after the date on which Consultant executes this Agreement to revoke Consultant’s consent to the Agreement (the “Revocation Period”). Such revocation must be in writing and must be e-mailed to Lynn Feldman (lynnfeldman@clearchannel.com). Notice of such revocation must be received within the Revocation Period. In the event of such revocation by Consultant, this Agreement shall be null and void in its entirety. Provided that Consultant does not revoke Consultant’s execution of this Agreement within the Revocation Period, the “Effective Date” shall occur on the eighth calendar day after the date on which Consultant initially signs it.

7. Return of Company Property. Upon Consultant’s execution of this Agreement, Consultant acknowledges and agrees that Consultant has returned to the Company all documents and information (and all copies thereof) belonging or relating to the business of Company and its affiliates as well as any other Company property or equipment which Consultant has or has had in Consultant’s possession at any time, including, but not limited to, files, notes, drawings, passwords, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers and/or cell phones), credit cards, entry cards, identification badges and keys, and any other materials of any kind which contain or embody any proprietary or confidential information of the Company or its affiliates (and all reproductions thereof). Consultant may retain his cell phone number and electronic devices, provided that he reasonably cooperates with appropriate Company personnel to remove all Company proprietary and confidential information in a manner satisfactory to the Company.

8. Confidentiality, Restrictive Covenants, and Defend Trade Secrets Act.

(a) Consultant acknowledges and warrants that Consultant shall remain bound by all continuing obligations set forth in any agreements or other documents with the Company, including, without limitation, Section 10 of the Consulting Agreement.

(b) Nothing in this Agreement shall prohibit or restrict Consultant or Consultant’s attorneys from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law; (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the

Sarbanes-Oxley Act; (iii) accepting any U.S. Securities and Exchange Commission awards; (iv) initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation. Pursuant to 18 U.S.C. § 1833(b), Consultant will not be held criminally or civilly liable under any Federal or state trade secret law for any disclosure of a trade secret of the Company or its subsidiaries or affiliates that (A) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to an attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and use the trade secret information in the court proceeding, if Consultant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

9. No Admission of Wrongdoing. Consultant agrees that neither this Agreement, nor the furnishing of the consideration for this Agreement, shall be deemed or construed at any time to be an admission by any Released Party of any improper or unlawful conduct.

10. Savings Clause. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable, this Agreement shall be enforceable as closely as possible to its original intent, which is to provide the Released Parties with a full release of all legally releasable claims through the date upon which Consultant signs this Agreement.

11. Governing Law and Jurisdiction. This Agreement shall be governed by the laws of the State of Texas and Consultant expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

12. Each Party the Drafter. This Agreement, and the provisions contained in it, shall not be construed or interpreted for, or against, any party to this Agreement because that party drafted or caused that party’s legal representatives to draft any of its provisions.

13. Assignment; Third-Party Beneficiaries. This Agreement is personal to Consultant and may not be assigned by Consultant. This Agreement is binding on, and will inure to the benefit of, the Released Parties. The Released Parties are expressly intended to be third-party beneficiaries of the releases set forth in the “Release” Section, and it may be enforced by each of them.

14. Entire Agreement; No Oral Modifications; Counterparts. This Agreement sets forth the Parties’ entire agreement with respect to the subject matter and shall supersede all prior and contemporaneous communications, agreements and understandings, written or oral, with respect hereto and thereto (for the avoidance of doubt, Sections 8, 10, and 16 of the Consulting Agreement remain in effect). This Agreement may not be modified or amended unless mutually agreed to in writing by the parties. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument. A .pdf-ed or electronic signature shall operate the same as an original signature. All references to a “Section” of this Agreement are intended to refer to all paragraph(s) under a single numbered Section.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as follows.

COMPANY:

By:

Dated:

CONSULTANT:

Brian Coleman

Dated:________________________